EXHIBIT 3.25

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BIZINSIGHTS HOLDING CORPORATION

BizInsights Holding Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation’), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The name of the corporation is BizInsights Holding Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 28, 2016.

SECOND: The Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and shall be effective as of September 6, 2016.

THIRD: The original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

1. The name of the Corporation is: BIZRATE INSIGHTS INC.

2. The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock that the Corporation shall have authority to issue is one hundred (100), consisting of one hundred (100) shares of Common Stock, par value $0.001 per share.

5. The board of directors of the Corporation shall have the power to make, adopt, alter, amend or repeal the by-laws of the Corporation. The election of directors of the Corporation need not be by written ballot.

6. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for

any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

IN WITNESS WHEREOF, said Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Jeffrey J. Bairstow, its Executive Vice President, Finance, as of the 6th day of September, 2016.

By:	/s/ Jeffrey J. Bairstow
Jeffrey J. Bairstow
Executive Vice President, Finance